Exhibit 10.1
Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.
This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

In the Name of Allah, The Merciful, The Beneficent
LOAN AGREEMENT NO. (6400) (SAU7135)
On this day 26/07/1443H Corresponding to 27/02/2022Gr The contract is signed between:
1) Saudi Industrial Development Fund
A public financial organization, established and existing under the laws and regulations of the Kingdom of Saudi Arabia, National Address: Building No. (3015) Al Aqeeq Dist., Unit No: (2), Riyadh13519-6483 Kingdom of Saudi Arabia.
Represented in this Loan Agreement by: Name: Mohammed Bin Abdullah Al-Jasser Position: VP/ Legal and Compliance
Hereinafter referred to as “THE FUND”
2) Lucid Limited Company
A foreign limited liability company - One Person Co.-, established and organized under the Laws and Regulations of the Kingdom of Saudi Arabia. National Address: Building No. (3074) Prince Mohammed Bin Abdulaziz Rd - Al-Olaya Unit No. (265) Riyadh 12213 - 8022 Kingdom of Saudi Arabia.
Registered in the Commercial Registration of Riyadh under unified No. ( ) dated: 24/09/1442H.
Represented by:
Name:. Faisal Sultan
Nationality: American
Iqama No: ( )
Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No.( ) dated 17/09/1442H
Hereinafter referred to as “THE BORROWER”

The Loan:
The Maximum amount of the Loan: SR5,190,000,000 (Five Billion, One Hundred Ninety Million Saudi Riyals)
Drawdown Termination Date: 29/06/1448H
Name of the Project: Lucid Limited Company
Purpose of the Project: To Produce Electric Vehicles
Location of the Project: King Abdullah Economic City – Rabigh
Loan Installment

Amount	Date	No.
25,000,000	15/10/1447H	01
25,000,000	15/04/1448H	02
40,000,000	15/10/1448H	03
40,000,000	15/04/1449H	04
80,000,000	15/10/1449H	05
80,000,000	15/04/1450H	06
100,000,000	15/10/1450H	07
100,000,000	15/04/1451H	08
100,000,000	15/10/1451H	09
100,000,000	15/04/1452H	10
150,000,000	15/10/1452H	11
150,000,000	15/04/1453H	12
200,000,000	15/10/1453H	13
200,000,000	15/04/1454H	14
200,000,000	15/10/1454H	15
200,000,000	15/04/1455H	16
200,000,000	15/10/1455H	17
200,000,000	15/04/1456H	18
300,000,000	15/10/1456H	19
300,000,000	15/04/1457H	20
300,000,000	15/10/1457H	21
350,000,000	15/04/1458H	22
350,000,000	15/10/1458H	23
350,000,000	15/04/1459H	24
350,000,000	15/10/1459H	25
350,000,000	15/04/1460H	26
350,000,000	15/10/1460H	27
5,190,000,000

COVENANTS
At all times during the tenure of the Fund’s loan the Borrower, without the prior written approval of the Fund to the contrary, undertakes to the following:
1- Minimum Current Ratio of 1:1 to be maintained throughout the lifetime of SIDF loan.
2- Total Liabilities/tangible net worth ratio not to be greater than 4:1 in the first two years of operations and then not to be greater than 3:1 throughout the remaining lifetime of the SIDF loan.
3- Dividends: Maximum dividend/ withdrawal not to exceed the lesser of (25%) of the paid -in capital or the Fund’s loan Maturities in any fiscal years.
4- Maximum capital expenditures not to exceed SR 305,000,000 per annum.
5- Maximum lease rental not to exceed SR 152,500,000 per annum.
6- Operation Date: 4th Quarter 1445H (2nd Quarter 2024).
Special Covenants
1- The Borrower undertakes to comply with the SIDF Industrial Safety requirement s, the standards of the Saudi Standards, Metrology & Quality Organization (SASO), the requirements of the General Authority of Meteorology and Environmental Protection and any other related Authority, whenever there are specifications or requirements applicable to the project and its products.
2- The Borrower undertakes to maintain the requirements of the Ministry of Human Resources and Social Development throughout the term of SIDF’s loan.
3- The Borrower undertakes that all dealings between the project and any other related parties are to be conducted at an arms’ length basis.
4- The Borrower undertakes to submit Quarterly Inhouse and Annual Audited Financial Statements for project.
5- The Borrower undertakes to submit Quarterly project progress report for SIDF review and satisfaction.
Special Conditions
1- Any changes / amendments in the approved items should receive the Fund’s prior approval before disbursement for the amended / changed items.
2- Prior to any disbursement of the loan, SIDF to receive a Letter of Comfort from the Public Investment Fund to cover Lucid Limited Co loan acceptable to SIDF.
3- Prior to any disbursement of the loan, the borrower to submit a valid Land Lease Agreement to the satisfaction of SIDF.
4- Prior to any disbursement of the loan, SIDF to receive the signed government incentive agreement(s) for the subject project.

5- Prior to any disbursement of the loan, SIDF to amend the loan amount and any adjustments where applicable for any grants provided by the Saudi government.
6- At any disbursement of the Loan, the Borrower to submit an amended Commercial Registration reflecting a minimum Paid-in Capital of 25% of the submitted project costs acceptable to SIDF.
7- Prior to any disbursement, the borrower to hire a Project Management Consul t ant to the satisfaction of SIDF.
8- Prior to any disbursement against Building and Civil works, SIDF to be satisfied with their cost and the scope.
9- Prior to any disbursement against Machinery and Equipment, SIDF to be satisfied with machinery and equipment suppliers, costs and specification.
10- Prior to any disbursement against IT and Office Equipment, SIDF to be satisfied with its cost and scope.
11- Prior to any disbursement against Vendor Tooling Assets, SIDF to be satisfied with the supplier plan, tooling agreement(s), and cost.
12- Prior to the disbursement of the final 20% of the loan, the borrower to hire a Qualified Operation Management team to the satisfaction of SIDF.
13- Prior to the disbursement of the final 20% of the loan, the borrower to obtain all relevant Market Certifications for the proposed products to the satisfaction of SIDF.
14- Prior to the disbursement of the final 20% of the loan, the borrower to submit a Marketing Plan to the satisfaction of SIDF.
15- Prior to the disbursement of the final 20% of the loan, the borrower to submit a plan to Recruit and Train Saudi Nationals to the satisfaction of SIDF.
16- Prior to the disbursement of the final 20% of the loan, the borrower to submit a valid Industrial License reflecting the proposed products and installed capacities as appraised by SIDF.
17- Prior to the disbursement of the final 20% of the loan, the borrower to comply with SIDF Industrial Safety and Environmental requirements to the satisfaction of SIDF.
18- Prior to disbursement of the final 20% of the Loan, the parties hereto will make an Inventory over the Borrower’s Fixed Assets and prepare a check list thereof showing their type, description, serial number and origin; to be duly signed by both the Borrower and the Fund’s Credit Consultant.
NOW IT IS HEREBY AGREED AS FOLLOWS:
Clause l. (Firstly) :- The introduction of this agreement will be considered an integral part of it.
(Secondly):- DEFINITIONS AND INTERPRETATION
(1) The main terms used in this agreement, will unless otherwise explicitly contradicting with the context mean :-
(A) “Business Day” means any day other than Friday, Saturday and the official holidays in Saudi Arabia.
(B) “Drawdown Period” means the period commencing on the date hereof and ending on the Drawdown Termination Date (stated on page 1) both dates inclusive.
(C) “Loan” means the aggregate principal amount borrowed hereunder and for the time being outstanding.

(D) “Mortgage Note” means the Mortgage Note in the form annexed hereto (Exhibit C).
(E) “Note” or “Notes” means the Order Note or Notes executed by the Borrower delivered pursuant to the Fund pursuant to this Agreement in the form annexed hereto (Exhibit B).
(F) “Office of the Fund” means the office of the Fund in Riyadh, Saudi Arabia.
(G) “Project” means the project described in (Exhibit A) hereto and “Project Description” means such description in the said (Exhibit A).
(2) In this Agreement, unless the context otherwise dictates, words denoting the singular shall include the plural and vice versa, words denoting any gender shall include the other gender and the headings herein are for the purpose of reference only and shall not affect the construction hereof.
Clause 2. AGREEMENT:
Upon and subject to the terms and conditions of this agreement, the Fund agrees to lend and the Borrower agrees to borrow, an aggregate principal amount of up to but not exceeding the Maximum Loan stated on page 1. There is no obligation on the Fund’s part to disburse the entire amount of the loan unless the terms and conditions regarding disbursement have been complied with. In this regard the Fund has the right either to suspend the loan disbursement until the Borrower fulfills the Fund’s required conditions to accept the financeable costs or to reduce the loan to the limit of such accepted costs.
Clause 3. DRAWDOWN:
1. Disbursement will be made from time to time to compensate the Borrower for project costs incurred and paid all in accordance with the Fund’s disbursement policies. The Fund shall be satisfied that the costs incurred by the Borrower are true and valid.
2. The Borrower should, wherever he decides to draw a portion of the loan amount subject to the terms and conditions of this agreement, send to the Fund, five Business days before the date he propose for such a drawing, within the Draw-dawn period, a written notice, by mail, Fax or telex, valid on delivery, setting forth the amount and date proposed for such drawing.
3. Each drawing shall be paid by the Fund against the issue and delivery by the Borrower in favor of the Fund of a Note in an amount equal to the drawing concerned and with a maturity falling on the Drawdown Termination Date stated on page 1. Such Notes are hereinafter called “the Interim Notes”. Upon the Drawdown Termination Date each Interim Note shall be surrendered at the Office of the Fund and cancelled against issue and delivery by the Borrower in favor of the Fund of a series of Notes (“the Final Notes”) which remain in the Fund’s possession with aggregate face value equal to the aggregate face value of the surrendered Interim Notes and such series of Final Notes being in amounts and with maturities corresponding precisely to the repayment installments on the Loan to become due under Clause 4 below.
Clause 4. PREPAYMENT:
The Borrower will repay the aggregate principal amount of the Loan outstanding at the expiration of the Drawdown Period on installments on the dates and in the Drawdown Period on installments on the dates and in the amounts shown on page 2, each such payment being made against surrender of the Final Note maturing on that date, provided that the amounts so shown shall be reduced pro rata in the event that the Maximum amount of the Loan is not drawn or the Loan outstanding is reduced by one or more prepayments during the Drawdown Period.
Clause 5. PREPAYMENT: (PREMATURED PAYMENT)

The Borrower may on any Business Day prepay the Loan in whole or in part without any penalty. However, amounts so prepaid may not be re-borrowed hereunder. Such amounts prepaid during the Drawdown Period shall be applied pro rata against the repayment installments referred to in Clause 4 above but such amounts prepaid after the Drawdown Period shall be applied against such installments in inverse order of maturity. Each prepayment shall be made against surrender and cancellation of such Interim or Final Notes as may be appropriate, and if the prepayment covers part only of any Note (whether Interim or Final) the Borrower shall at the time of making the payment, issue and deliver to the Fund a substitute Note for the part not so covered.
Clause 6. [***]
Clause 7. PAYMENTS:
All payments to be made by the Borrower hereunder shall be made in immediately available funds and in legal money of Saudi Arabia without any deduction or withholding whatsoever either to the Office of the Fund or (if the Fund shall from time to time so specify) to such bank account as may be so specified with direct telex/telegraphic or Fax advice to the Fund.
Clause 8. CONDITIONS PRECEDENT:
The obligation of the Fund to make the Loan available hereunder is subject to the conditions precedent that the Fund shall have received all of the following in the form and substance satisfactory to the Fund.
(l) At or before signing this Agreement:
(A) Copy of the Commercial Registration, Articles of Association and copy of the Industrial License for the Project or other corporate documentation of the Borrower as may be requested by the Fund.
(B) Copy of the Borrower’s resolution to enter into this Agreement and the Mortgage Note;
(C) Copies of all relevant agreements and documents necessary for signing this agreement and mortgage Deed.
(2) At the time of submitting first request disbursement under Clause 3-1 above.
(A) The original of the Mortgage Note duly executed by the Borrower together with evidence that the Mortgage Note has been notarized and recorded with a Notary Public and that the title deeds or documents of any land concerned with the Project have been deposited with the Fund or its nominee;
(B) Such other information and documents including financial information concerning the Borrower and / or the Project as the Fund may request.
(3) At the time of submitting subsequent disbursement requests: –
The Borrower shall represent, warrant and agree to and with the Fund that: –
(A) The representations and warranties set out in Clause 9 below are true and accurate at that time as if made at that time; and undertakes to submit the original documents thereof if requested for identification and;
(B) No event of default as specified in Clause 11 below or event which with the giving of notice, lapse of time or other conditions would constitute such an event of default has occurred and is continuing or would result from the drawing then proposed to be made;
(C) The Borrower shall present to the Fund with such evidence as the Fund deems satisfactory of project expenditures.

(4) All requirements of the special conditions mentioned in the preamble shall be satisfied at the specific date limited in such conditions
Clause 9. REPRESENTATIONS, WARRANTIES AND AGREEMENTS:
The Borrower hereby represents and warrants to and agrees with the Fund as follows: -
(1) The Firm is established and registered as shown on the introduction and the Borrower has the corporate power for, has taken all corporate action necessary and received all governmental permits necessary to authorize and operate the Project and for entry into and performance of this Agreement, that the Order Notes, the Mortgage Note and such other documents constitute legally valid and binding obligations of the Borrower and enforceable against it in accordance with their terms;
(2) Operate the Project in accordance with the plans and specifications contained or referred to in the Project Description and the proceeds of the Loan shall be used exclusively for the Project;
(3) The execution, delivery and performance of this Agreement, the Order Notes and the Mortgage Deed by the Borrower will not conflict with any legal or contractual obligation of the Borrower;
(4) The Borrower is not in default under any contractual obligations relating to the project and no event which, in association with the giving of notice, lapse of time or other conditions, would constitute such a default as aforesaid and no litigation, arbitration or administrative proceedings are presently current or pending or, to the knowledge of the Borrower acquaint and;
(5) All information concerning the Borrower and the project introduced to the Fund are true and correct and the Borrower is not aware of any facts, matter or thing which ought to be disclosed to the Fund or which if disclosed to the Fund might materially affect the decision of the Fund to make the Loan.
(6) SIDF is authorized to disclose and share SIDF-related information with government departments and agencies which shall be permitted to share such information with any other agency as per the regulations.
(7) SIDF shall have the right to access clients’ financial statements and information on the Ministry of Commerce and Investment (Qawaem).
Clause 10. COVENANTS:
So long as the Loan shall remain outstanding or any other amount shall remain payable hereunder the Borrower covenants and agrees that unless the Fund shall have first otherwise consented in writing: -
(1) Furnishing Financial Statements:
The Borrower shall furnish to the Fund (A) as soon as possible, but in no event later than 90 days after the end of its financial year, a balance sheet of the Borrower as at the end of such year together with a profit and loss account of the Borrower covering such year and such balance sheet and profit and loss account shall be certified by independent auditors selected by the Borrower and satisfactory to the Fund; (B) within 30 days after the end of each period of three months from the date hereof, interim financial statements including a statement of the application of all amounts disbursed by the Fund; (C) forthwith upon request from the Fund such further financial and other information and documents concerning the affairs and financial conditions of the project or the Borrower as the Fund may from time to time request.
(2) Access to Books and Inspection:
The Borrower shall keep proper books of record and account, and upon request of the Fund shall give any representative or agent of the Fund full and free access during normal business hours to examine, audit and make copies of and take extracts from all or any of its books, records, contracts and other documents and to inspect the Project and its site and any other properties or assets of the Project;
(3) Supplemental Mortgages:
The Borrower shall execute further mortgages over the property comprised in the Mortgage Note from time to time as required by the Fund;
(4) Maintenance of, Operations, Compliance with Laws:
The Borrower shall (a) maintain and keep in force its Commercial Registration and the Industrial License for the Project and shall obtain and maintain all authorizations, required in relation to the Project and/or in relation to the making and performance of this Agreement, the Order Notes and the Mortgage Deed (b) not carry on any business or activity contradicting with the Project (c) observe and comply with all laws, regulations, orders, decrees and directives of any governmental authority, agency or court having jurisdiction over the Borrower or its property or assets;
(5) Litigations:
The Borrower shall forthwith notify the Fund in writing and thereafter keep the Fund fully informed of any litigation, arbitration or administrative proceedings.
(6) Taxes - azakat:
The Borrower shall pay and discharge any and all taxes assessments and governmental charges or levies relevant to the project and imposed upon it or its property or assets, prior to the dates on which penalties would otherwise attach thereto;
(7) Insurance:
The Borrower shall take out and maintain at its own expense with insurers acceptable to the Fund such insurance’s in such amounts against such risks and with only such restrictions and exclusions as may be satisfactory to the Fund. The policies relating to the said insurance’s shall contain or be endorsed with loss payee clauses in favour of the Fund if so requested by the Fund and such policies together with the premium receipts and any insurance certificates shall on demand be available for the Fund to inspect and take copies. In the event of any sums of money being received under any insurance in respect of any of the property and assets of the Borrower such sums shall be applied in replacing, restoring or reinstating the property or assets destroyed or damaged unless the Fund otherwise direct in writing.
(8) Rentals:
The Borrower shall not incur obligations in respect of leases or rents requiring expenditures during any financial year of the Borrower aggregating to more than the Maximum Rental Sum stated on the introduction;
(9) Over obligation:
The Borrower shall not (other than as provided in the Mortgage Deed and unless otherwise consented to by the Fund) create, incur or suffer the existence of any mortgage, charge, lien, pledge or other encumbrance on any of its property, revenue or assets now owned or hereafter acquired;
(10) Merger:
The Borrower shall not unless otherwise consented to by the Fund (a) merge or consolidate with or into any person or corporation (b) sell, lease, transfer or otherwise dispose of (whether by a single transaction or by a number of transactions, whether independent or consolidated) the whole or a substantial part of its project or (except in the ordinary course of trading) its assets, whether now owned or hereafter acquired; or (c) acquire or assume all or substantially all of the assets and/or liabilities of any person or corporate;
(11) Substantial Changes:
The Borrower shall not make any substantial change in the Project as described in the Project Description without the written consent of the Fund;
(12) Working Capital:
The Borrower shall at all times after the commencement of the commercial operation of the Project maintain a ratio of Current Assets of the Borrower to Current Liabilities of the Borrower of not less than the Working Capital Ratio stated on the introduction. For this purpose “Current Assets” and “Current Liabilities” shall be determined in accordance with generally accepted accounting principles and practices consistently applied but also include any principal repayments on any indebtedness for borrowed money becoming due within 12 (twelve) months of the date when the accounts should be made (including repayments in respect of the Loan);
(13) Total Liabilities to Tangible Net worth Ratio:
The Borrower shall at all times after the commencement of the commercial operation of the Project, maintain a ratio of Total Liabilities of the Borrower to Tangible Net Worth of the Borrower of no more than Leverage Ratio stated on the introduction. For this purpose “Total Liabilities” shall mean all liabilities of the Borrower which would, in accordance with generally accepted accounting principles consistently applied, be classified as liabilities but specifically including full provision for all contingent liabilities but excluding any indebtedness of the Borrower subordinated in a manner satisfactory to the Fund. Also for this purpose “Tangible Net Worth” which shall be ascertained in accordance with generally accepted accounting principles consistently applied shall mean the current amount for the time being of the paid up share capital of the Borrower plus any indebtedness of the Borrower subordinated in a manner satisfactory to the Fund plus or minus the current amount represents balance of the Reserve Accounts and Profit and Loss Account of the Borrower minus any amount attributable to goodwill or other intangible assets or to the revaluation of assets;
(14) Dividends& other distributions:
Dividends will be distributed after deducting the accumulated losses but the Borrower shall not declare, pay or make any dividend or other distributions of a similar nature to its shareholders in the following cases:
(A) If an event of default as specified in Clause 11 below or an event which with the giving of notice, lapse of time or other conditions would constitute such an event of default has occurred and is continuing; or (B) Prior to the first maturity under Clause 4 above of a Final Order Note; or (C) If and to the extent that the aggregate amount of all such payments, dividends and distributions in relation to any financial year of the Borrower (the Relevant Year”) exceeds the aggregate of (1) the Maximum Dividend percentage (stated on the introduction) of the paid up share capital of the Borrower at the end of its preceding financial year and (2) an amount equal to any prepayment made to the Fund in the Relevant Year under Clause 5 above; (15) Capital Expenditure:
The capital expenditures by the Borrower in any financial year after the year in which commercial operation of the Project commences shall not exceed the Maximum Capital Expenditure stated on the introduction;
(16) Management:
The Borrower will at all times maintain management level acceptable to the Fund.
(17) Change of Entity or Proprietorship:

No change in the legal entity of the Borrower or the persons constituting the Borrower shall occur without the prior written consent of the Fund.

Clause 11. EVENTS OF DEFAULT:
The Borrower will be considered defaulting, If any of the following events set forth hereinafter shall occur, and any of them will be deemed as an “event of default”: -
(1) Default by the Borrower in the payment, when due, of any principal in respect of the Loan or the Order Notes or other amount payable hereunder; (2) Default by the Borrower in the performance of observance of any provisions contained herein or in the Order Notes (not being a default within paragraph (1) of this Clause) or in the Mortgage Note, provided that in any such case in which the default is in the opinion of the Fund liable to prompt remedy but not have been remedied within a period of 30 (thirty) days after notice to the Borrower requiring such remedy; (3) Any presentation or warranty made by the Borrower hereunder or in the Order Notes or the Mortgage Note or in any statement or certificate furnished pursuant to this loan Agreement or these documents shall prove to have been incorrect in any material respect; (4) Any indebtedness for money borrowed or for a deferred purchase price of property for which the Borrower is or may become liable, as principal obligor, guarantor or otherwise, becomes due and payable or is liable of being declared due and payable prior to its stated maturity or any such indebtedness not paid on the stated maturity or at the expiration of any applicable grace period therefore; (5) The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself, or of its property; (b) be unable, or admit in writing its inability to pay its debts as they mature; (c) make a general assignment for the benefit of creditors; be adjudicated as bankrupt or insolvent; or (e) have a liquidator or other guardian of the Borrower appointed; (f) file a voluntary petition in bankruptcy; or (g) the Borrower ceases individually or collectively to be partner or sole proprietor as the case may be without the consent of the Fund, such consent not to be unreasonably withheld; (6) The Project shall be abandoned at any time or commercial operation of the Project shall not commence prior to the Operation Date stated on the introduction; Therefore, and in any such event, the Fund may, immediately terminate its obligations of the Fund hereunder, by Mail, Cable, Telex or Facsimile Notice to the Borrower, declaring the Loan hereunder and under the Order Notes (to be forthwith) payable by the Borrower, whereupon all other amounts matured under this agreement and other related documents shall be forthwith due and payable, without need to further demand, to the Borrower or before any competent authority, protest or other notice whatsoever, as all of claim these are hereby waived by the Borrower.
Clause 12. JURISDICTION AND APPLICABLE LAW:
This agreement, the Order Notes and the Mortgage Deed are subject to, governed by and shall be construed in accordance with both the substantive and procedural laws and regulations of the Kingdom of Saudi Arabia. The Saudi courts of justice shall be the only competent courts to deal with any question arising from this Agreement, the Order Notes or the Mortgage Deed; except on occurrence of any of the events of default provided in Clause 11 herein where the Fund shall collect the amount of the loan pursuant to the “Public Funds Collection Act’ and the preceding and subsequent amendments thereto or any other Regulations as may be decided by the Fund”.
Clause 13. MISCELLANEOUS:
(1) No failure on the part of the Fund to exercise, and no delay in exercising or partial exercise of, any right hereunder or under the Order Notes or the Mortgage Note shall operate as a waiver hereof. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law or regulation.
(2) Except as otherwise specified herein, all notices, requests and demands shall be deemed to have been sufficiently given to or made upon either party hereto by the other party when sent by mail, full postage prepaid, addressed to such party at its address set forth above or at such other address with notified to the other party for the purpose of this paragraph.

(3) The Borrower hereby expressly consents and agrees that the books and records of the Fund (in addition to the executed outstanding Order Notes) shall at all times be conclusive evidence of the facts and matters stated therein with regard to the Loan.
(4) If any payment to be made by the Borrower shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(5) This Agreement shall be binding upon and shall exist for the benefit of the parties hereto and that of their respective heirs, successors and assigns, provided that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Fund.
(6) The Borrower agrees to pay all costs and expenses in connection with the preparation, execution, delivery and enforcement of this Agreement, the Order Notes and the Mortgage Deed including without limitation the performance of the Mortgage Deed and the furnishing of such documents, as the Fund may reasonably request.
(7) In the event of conflict between the Arabic and English versions of this Agreement, the Order Notes or the Mortgage Note the Arabic version shall in all cases prevail but the English version shall be used to assist in any interpretation.

BORROWER

/s/ Faisal Sultan : Signature

Name: Faisal Sultan

Position: Manager of the Company and Authorized According to Article of Association Issued from Ministry of Trade Authenticated No( ) dated: 17/09/1442H
FUND’S SIGNATURE /s/ Mohammed A. Al-Jasser : Signature Name: Mohammed A. Al-Jasser Position: VP/Legal and Compliance

EXHIBIT A
(Project Description)

EXHIBIT (B)
Form of Order Notes